Mafco Holdings Inc.
                            35 East 62nd Street
                          New York, New York 10021


                                                April 19, 2001


M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10021

Gentlemen:

                  We are delivering this letter (the "Letter Agreement") to M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide"), at your request in connection with the execution of a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), by and between M & F Worldwide and PX Holding Corporation, a Delaware corporation ("PX Holding") and a wholly owned subsidiary of Mafco Holdings Inc., a Delaware corporation ("Mafco"). Pursuant to the Stock Purchase Agreement, M & F Worldwide is acquiring from PX Holding the 7,320,225 shares of common stock, par value $.01 per share, of Panavision Inc., a Delaware corporation ("Panavision"), held by PX Holding.

                  M & F Worldwide has asked that Mafco provide certain agreements and undertakings in connection with a letter, dated the date hereof, delivered by M & F Worldwide to Panavision (the "M & F Worldwide Letter"), pursuant to which M & F Worldwide will make available to Panavision, subject to the terms of the M & F Worldwide Letter, an aggregate amount equal to $10,000,000, as required from time to time by Panavision to make payments of principal or interest under its credit facility or senior subordinated notes, but in no event later than December 31, 2001.

                  Accordingly, as a partial inducement for M & F Worldwide entering into the Stock Purchase Agreement and as an inducement for M & F Worldwide executing the M & F Worldwide Letter, Mafco hereby irrevocably agrees that at such time or times as M&F Worldwide shall request on at least two business days' notice, but in no event later than December 31, 2001, Mafco or corporations under its control (each a "Mafco Sub") will disburse, without any set-off, counterclaim or defense, an aggregate amount equal to $10,000,000 (the "Mafco Disbursement") to M & F Worldwide, such Mafco Disbursement being in the form described in the term sheet attached hereto. Each request by M & F Worldwide for a disbursement of funds shall indicate that all of such funds will be promptly made available to Panavision under the letter referred to in the preceding paragraph directly to the account referred to in such letter.

                  In connection with the Mafco Disbursement, Mafco represents and warrants that:

         a. Mafco is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

         b. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by Mafco will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of Mafco, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which Mafco is a party or by which Mafco or any of its property is bound or to which it is subject;

         c. Mafco has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by Mafco of this Letter Agreement has been duly authorized; and

         d. This Letter Agreement has been duly and validly executed and delivered by Mafco and constitutes the legal, valid and binding obligation of Mafco, enforceable against Mafco in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  In addition, in connection with the payment of the Mafco Disbursement, M & F Worldwide agrees to the following:

         a. Expenses. Mafco agrees to reimburse M & F Worldwide for all reasonable costs and expenses of M & F Worldwide (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with any default by Mafco or enforcement or collection proceeding against Mafco arising under this Letter Agreement.

         b. Amendment. Mafco will not amend, alter or waive the terms of this letter without the consent of M & F Worldwide and The Chase Manhattan Bank ("Chase").

         c. Successors and Assigns. This Letter Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns of Mafco and Panavision; provided, however, that Mafco shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of Chase; provided, further, that Mafco shall have the right to cause Mafco Sub to make and hold the investment contemplated by this Letter Agreement.

         d. Governing Law; Submission to Jurisdiction. This Letter Agreement shall be governed by, and construed in accordance with, the law of the State of New York. Mafco hereby submits to the nonexclusive jurisdiction of the
 ! United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), and of any other appellate court in the State of New York, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

         e. WAIVER OF JURY TRIAL. MAFCO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Mafco's agreements and undertakings hereunder are for the sole benefit of M & F Worldwide and shall not create third party beneficiary rights on behalf of any other person or entity, except, with respect to Chase, to the extent expressly provided herein.


                  If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this letter.


                                              Very truly yours,

                                              MAFCO HOLDINGS INC.



                                              By: /s/ Todd J. Slotkin
                                                  ---------------------------
                                              Name:  Todd J. Slotkin
                                              Title: Executive Vice President
                                                     and Chief Financial
                                                     Officer


ACCEPTED AND AGREED TO:

M & F WORLDWIDE CORP.


By: /s/ Howard Gittis
    ----------------------------
Name:  Howard Gittis
Title: Chairman of the Board of
       Directors, President and Chief
       Executive Officer



                                 TERM SHEET
-------------------------------------------------------------------------------


Amount:                     $10,000,000

Use of Proceeds:            To fund M&F Worldwide's investment
                            of $10,000,000 in Panavision.

Form of                     In M&F Worldwide's discretion, either or both of:
Consideration:
                            o        subordinated debt of M&F Worldwide,
                                     maturing as M&F Worldwide determines
                                     based on its cash flow projections,
                                     and bearing an interest rate equal to
                                     the Pneumo Abex Credit Agreement; or

                            o        newly issued shares of Series B
                                     Preferred Stock priced at the greater
                                     of (i) $15 per share, or (ii) the then
                                     fair market value of M&F Worldwide
                                     Common Stock at the time.